                                                                Exhibit 12



                                  Mail.com, Inc
                    Computation of Earnings to Fixed Charges
                                ($ in thousands)


                                                Three Months Ended    Three Months Ended
                                                  March 31, 1999        March 31, 2000
                                                ------------------    ------------------

Net loss before minority interest                    $(6,408)             $(42,608)
Add: fixed charges                                       104                 2,046
Less minority interest                                     -                    64
                                                     -------              --------
Adjusted Loss                                        $(6,304)             $(40,498)
                                                     ========             ========

Fixed charges:
  Interest expense                                   $    99              $  1,807
  Interest portion of rental expense                       5                   118
  Amortization of bond issuance costs                      -                   121
                                                     -------              --------
Total fixed charges                                  $   104              $  2,046
                                                     =======              ========
Ratio of earnings to fixed charges                       N/M                   N/M


N/M Not Meaningful

                                           Year Ended           Year Ended            Year Ended           Year Ended
                                           December 31, 1999    December 31, 1996     December 31, 1997    December 31, 1998
                                           -----------------    -----------------     -----------------    -----------------
Net loss                                     $(61,571)               $(544)               $(2,996)             $(12,525)
Add: fixed charges                                898                    4                     41                   145
                                                    -
                                             --------                -----                -------              --------
Adjusted Loss                                $(60,673)               $(540)               $(2,955)             $(12,380)
                                             ========                =====                =======              ========
Fixed charges:
  Interest expense                           $    751                $   2                $    35              $    109
  Interest portion of rental expense              147                    2                      6                    36
                                                    -
                                             --------                -----                -------              --------
 Total fixed charges                         $    898                $   4                $    41              $    145
                                             ========                =====                =======              ========
Ratio of earnings to fixed charges                N/M                  N/M                    N/M                   N/M


N/M Not Meaningful